UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 21, 2017 (Date of Earliest Event Reported: February 14, 2017)

TCP INTERNATIONAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-36521	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Alte Steinhauserstrasse 1
6330 Cham, Switzerland
(Address of principal executive offices)
(330) 995-6111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On February 14, 2017, TCP International Holdings Ltd. (the “Company”) received notification from KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, advising the Company of KPMG’s resignation as the Company’s independent registered public accounting firm upon completion of their audit of the Company's financial statements for the year ended December 31, 2015, and the issuance of their report thereon. KPMG will not issue their audit report for the year ended December 31, 2015, until the completion of the audit of the Company's financial statements as of and for the year ended December 31, 2016, by a successor independent registered public accounting firm.
The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended December 31, 2014, and 2013, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG has not issued any report on the Company’s financial statements for the fiscal years ended December 31, 2015 or 2016. During the Company's two most recent fiscal years, and the subsequent interim period through February 14, 2017, there have been (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused KPMG to make reference thereto in KPMG’s reports on the financial statements for such years; and (2) no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except for the matters set forth herein. The Company will authorize KPMG to respond fully to the inquiries of the successor independent registered public accounting firm, which has yet to be selected.
As previously reported in the Company’s Current Report on Form 8-K, dated November 5, 2015, and in its subsequent Exchange Act filings and press releases, the Company has been unable to complete the filing of its Annual Report on Form 10-K for the year ended December 31, 2015, or its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2015, March 31, 2016, June 30, 2016 and September 30, 2016, due to delays caused by its Audit Committee investigation. The Audit Committee of the Company’s Board of Directors conducted an internal investigation into certain payments made by the Company’s former Chairman, Ellis Yan, his violation of his separation agreement, and potential related party transactions involving the Company’s former Vice Chairman, Solomon Yan.
The Company concluded that certain actions of Ellis and Solomon Yan identified in the Audit Committee investigation resulted in a material weakness in the effectiveness of the Company’s internal control over financial reporting. During the course of its engagement, KPMG expressed to the Company’s management and the Audit Committee its concern that the actions of the Ellis and Solomon Yan resulted in an inappropriate tone at the top. To address the material weakness, the Company has been pursuing a remediation plan, part of which has included the previously announced resignations of Ellis and Solomon Yan as directors and officers of the Company and the naming of a new Senior Vice President of Operations to oversee the Company’s manufacturing facilities in China and its international supply chain.
The Company has provided KPMG with a copy of the disclosures required by Item 304(a) of Regulation S-K contained in this Current Report on Form 8-K and has requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements made by the Company in this Current Report on Form 8-K and, if not, stating the respects in which it does not agree. A copy of KPMG’s letter, dated February 21, 2017, is filed as Exhibit 16.1 to this Current Report on Form 8-K.
To date, the Company has not appointed an independent registered public accounting firm to audit its financial statements as of and for the year ended December 31, 2016, as successor to KPMG. The Company will file a Current Report on Form 8-K upon any appointment of a new independent registered public accounting firm for the Company.

Item 7.01 Regulation FD Disclosure.

On February 21, 2017, the Company issued a press release announcing the resignation of KPMG as the Company’s independent registered public accounting firm. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits

EXHIBIT INDEX	DESCRIPTION

16.1	Letter from KPMG LLP, dated February 21, 2017
99.1	Press release, dated February 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TCP INTERNATIONAL HOLDINGS LTD.
By:	/s/ Zachary Guzy
Zachary Guzy Chief Financial Officer

Date: February 21, 2017